SUBADVISORY AGREEMENT

Agreement made as of the [___] day of [___________] 2024, by and between Efficient Capital Management, LLC, a Delaware limited liability company (“Investment Manager”), and Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Subadviser”).

WHEREAS, the Fund(s) listed in Schedule A (collectively referred to as the “Fund”) are each a series of an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, Investment Manager entered into a Management Agreement (the “Advisory Agreement”) with the Fund pursuant to which Investment Manager provides investment advisory services to the Fund.

WHEREAS, Investment Manager and the Fund each desire to retain Subadviser to provide investment advisory services to the Fund, and Subadviser is willing to render such investment advisory services.

WHEREAS, the effective date of this Agreement is [____________], 2024.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties, intending to be legally bound, agree as follows:

1.	Subadviser’s Duties.

(a)	Portfolio Management. Subject to supervision by Investment Manager and the Fund’s Board of Directors/Trustees (the “Board”), Subadviser shall manage the investment operations and the composition of that portion of the assets of the Fund which is allocated to Subadviser from time to time by Investment Manager (which portion may include any or all of the Fund’s assets), including the purchase, retention, and disposition thereof, in accordance with the Fund’s investment objectives, policies, and restrictions, and subject to the following understandings:

(i)	Investment Decisions. Subadviser shall determine, in its complete discretion, from time-to-time what investments and securities will be purchased, retained, or sold with respect to that portion of the Fund allocated to it by Investment Manager, and what portion of such assets will be invested or held uninvested as cash. Subadviser shall not consult with any other subadviser of the Fund concerning transactions of the Fund in securities or other assets, except to the extent permitted under the 1940 Act, or any rule, regulation or order thereunder. In the case of notices of proxy voting rights received by the Investment Manager, the Fund or the Subadviser involving issuers, counterparties or other parties in interest with respect to investments presently or formerly held in the Subadviser

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Account (as defined in Section 1(a)(v) below), if any, the Subadviser shall have full authority to act on behalf of the Subadviser Accounts and vote such proxies in accordance with the Subadviser’s policies and procedures. The Investment Manager shall instruct the Fund’s custodian (and, if applicable, any trustee or other fiduciary providing services to the Investment Manager) to promptly forward all proxy materials with respect to the Subadviser Account to the Subadviser. The Subadviser shall provide a copy to the Investment Manager and/or the Fund of its proxy voting policies and procedures prior to the effective date of this Agreement, copies of any material changes in such proxy voting policies and procedures no less than quarterly when requested and annually, a record of all votes cast for the Subadviser Accounts, and any other information required for Form N-PX in a timely manner in accordance with reasonable due dates established by the Investment Manager or Fund, or otherwise, and as agreed to with the Subadviser. Subadviser will not be responsible for filing claims in class action settlements related to securities currently or previously held by that portion of the Fund allocated to it by Investment Manager, although Investment Manager may consult with Subadviser from time to time regarding the filing of claims in class action settlements. Subadviser shall promptly forward all such class action notices received by it to the Investment Manager and the Fund.

(ii)	Investment Limits. In the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (a) Fund’s Prospectus and the Fund’s Statement of Additional Information (collectively, “Registration Statement”); (b) instructions and directions of Investment Manager and of the Board; (c) investment guidelines, which shall form a part of this Agreement; and (d) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), as applicable to the Fund, and all other applicable federal and state laws and regulations. Investment Manager agrees to give Subadviser prompt written notice if Investment Manager believes any recommendations, advice or investments to be in violation of (a), (b), (c) or (d) above.

(iii)	Portfolio Transactions.

(A)	Trading. With respect to the securities and other investments to be purchased or sold for the Fund, Subadviser shall place orders with or through such brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Investment Manager or Subadviser) selected by Subadviser; provided, however, that such orders shall be consistent with Subadviser’s brokerage policy; conform with federal securities laws; and be consistent with seeking best execution. The Subadviser may consider the research, investment information, and other services

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provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser’s other clients may be a party in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended. To the extent permitted by law, and consistent with its obligation to seek best execution, Subadviser may execute transactions or pay a broker-dealer a commission, spread or markup in excess of that which another broker-dealer might have charged for executing a transaction provided that Subadviser determines, in good faith, that the execution is appropriate or the commission, spread or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or Subadviser’s overall responsibilities with respect to the Fund and other clients for which it acts as subadviser.

(B)	Aggregation of Trades. Subadviser, to the extent permitted by applicable laws and regulations and in accordance with Subadviser’s policies and procedures, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased for the Fund as well as other clients of Subadviser in order to seek best execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(C)	Subadviser will not arrange purchases or sales of securities or other investments between the Fund and other accounts advised by Subadviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 of the 1940 Act) and the Fund’s policies and procedures as provided in writing to Subadviser along with any amendments, and (b) Subadviser determines the purchase or sale is in the best interests of the Fund.

(iv)	Records and Reports. Subadviser shall (a) maintain such books and records for such time periods as are required of a Securities and Exchange Commission (“SEC”)-registered investment adviser to an investment company registered under the 1940 Act, (b) render to the Fund’s Chief Compliance Officer (the “Fund CCO”) and/or the Board such periodic, regular and/or special reports as the Board (or a Committee thereof) or Investment Manager may reasonably request in writing, and (c) meet with the Investment Manager, the Board or the Board’s agents at the request of Investment Manager for the purpose of reviewing Subadviser’s performance under this Agreement at reasonable times and upon reasonable advance notice.

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(v)	Subadviser Account; Transaction Reports. Subadviser shall provide Investment Manager a daily trade file with information relating to all transactions concerning the allocated portion of the Fund’s assets for which Subadviser is responsible (“Subadviser Account”) and shall provide Investment Manager with such other information regarding the Fund upon Investment Manager’s reasonable request. Subadviser shall affirm or send a trade file of these transactions as instruction to the custodian of the Fund. Investment Manager shall initially determine the amount allocated to the Subadviser Account, and may add amounts to, or withdraw amounts from, the Subadviser Account as of any business day in its sole and absolute discretion. If the Subadviser Account increases or decreases for any reason, Subadviser shall use reasonable efforts to promptly take appropriate steps to add new positions or close out then existing positions, as applicable, on an orderly basis and in the best interests of the Fund as market conditions warrant in the Subadviser’s reasonable discretion. Investment Manager will provide, or arrange for its or the Fund’s agents to provide, daily information to the Subadviser regarding additions to or withdrawals from, the Subadviser Account, and copies of monthly accounting statements for the Subadviser Account, and such other information as may be reasonably necessary or appropriate in order for the Subadviser to perform its responsibilities hereunder and to calculate its subadvisory fee.

(vi)	Management of Funds with Multiple Subadvisers. Subadviser’s responsibilities for providing services to a Fund shall be limited to the Subadviser Account. Subadviser shall not, without the prior approval of Investment Manager, effect any transactions that would cause the Subadviser Account, treated as a separate fund, to be out of compliance with the Fund’s investment objectives, policies and restrictions or applicable law including without limitation, the 1940 Act and Subchapter M of the Code. Subadviser shall not consult with any other subadviser of a Fund concerning transactions for the Fund in securities or other assets, except to the extent permitted under the 1940 Act, or any rule, regulation or order thereunder.

(b)	Offering, Sale and Marketing. As requested, Subadviser shall timely provide to Investment Manager such assistance as may be reasonably requested in connection with the offering, sale and marketing of Fund shares, if any.

(c)	Maintenance of Records. Subadviser shall timely furnish to Investment Manager all information relating to Subadviser’s services hereunder which Subadviser is required by law or regulation to keep and which are needed by Investment

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Manager to maintain the books and records of the Fund required under the 1940 Act. Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and Subadviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to the provisions of this Agreement.

(d)	Compliance Program. Subadviser hereby represents and warrants that in accordance with Rule 206(4)-7 under the Advisers Act, the Subadviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Subadviser and its supervised persons (as such term is defined in the Investment Advisers Act of 1940 (“Advisers Act”)) of the Advisers Act and applicable provisions of the Federal Securities Laws as defined in Rule 38a-1 of the 1940 Act (the “Federal Securities Laws”), including adoption of a code of ethics consistent with the requirements of Rule 17j-1 of the 1940 Act (the policies and procedures referred to in this Section 1(d) are referred to herein as the Subadviser’s “Compliance Program”).

Subadviser shall furnish the Investment Manager, the Board and/or the Fund CCO with such information, certifications and reports as such persons may reasonably deem appropriate or may reasonably request from the Subadviser regarding the Subadviser’s compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws. Upon the reasonable request of the Investment Manager or the Fund given upon reasonable advance notice, the Subadviser shall make its officers and employees providing services to the Fund available to the Investment Manager and/or the Fund CCO from time to time to review the Subadviser’s Compliance Program and its adherence thereto.

To the extent reasonably requested, Subadviser shall use its commercially reasonable efforts to assist the Fund CCO to comply with applicable requirements of Rule 38a-1 under the 1940 Act, including, without limitation, providing the Fund CCO and the Investment Manager with (a) current copies of the compliance policies and procedures of the Subadviser, including its code of ethics, in effect from time to time (including prompt notice of any material changes thereto), (b) a summary of such policies and procedures in connection with the annual review thereof by the Fund required under Rule 38a-1, and (c) upon reasonable request, a certificate of the chief compliance officer of the Subadviser to the effect that the policies and procedures of the Subadviser are reasonably designed to prevent violation of the Federal Securities Laws.

(e)	Confidentiality. Notwithstanding any provision in this Agreement to the contrary, the Subadviser hereto agrees on behalf of itself and its controlling persons, officers, and employees providing services to the Fund (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and

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clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Fund, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by or on behalf of the Fund and communicated in writing to the Subadviser. Such written approval shall not be unreasonably withheld by the Fund and may not be withheld where the Subadviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

Each of the parties hereto agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information (“Confidential Information”), but no less than reasonable care, to protect the Confidential Information of the other party. As used herein, Confidential Information, includes, but is not limited, to “Fund Portfolio Information,” which refers to confidential and proprietary information with regard to (i) the portfolio holdings and characteristics of the portion of the Fund allocated to Subadviser that Subadviser manages under the terms of this Agreement, and (ii) any copies of any agreements between the Investment Manager and its various counterparties and all the terms and provisions contained therein, which the Investment Manager (which term shall include the Investment Manager’s directors, officers, employees, agents, advisors, proposed financing sources, attorneys and accountants) may furnish, disclose or reveal to Subadviser (which term shall include Subadviser’s directors, officers, employees, agents, advisors, proposed financing sources, attorneys and accountants). Each party hereby agrees to restrict access to the other party’s Confidential Information to its employees who will use it only for the purpose of providing services under this Agreement. The foregoing shall not prevent a party from disclosing Confidential Information (1) that is publicly known or becomes publicly known through no unauthorized act; (2) that is rightfully received from a third party without obligation of confidentiality; (3) (a) that, in the case of Investment Manager’s Confidential Information, is approved in writing by Investment Manager for disclosure, (b) that, in the case of Subadviser’s Confidential Information, is approved in writing by Subadviser for disclosure; (4) that is disclosed in the course of a regulatory examination or that is required to be disclosed pursuant to a requirement of a governmental or regulatory agency or law, so long as the disclosing party provides (to the extent permitted under applicable law) the non-disclosing party (i.e., the party whose Confidential Information would be disclosed) with prompt written notice of such requirement prior to any such disclosure; however, Subadviser is not required to provide such notice if information is provided on an aggregate basis without specific attribution to the Fund; (5) to affiliates that have a reason to know such information; (6) to the custodian of the Fund; (7) to brokers and dealers that are counterparties for trades for the Fund; (8) to futures commission merchants executing or clearing transactions in connection with the

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Fund, if applicable; and (9) to third party service providers to Subadviser subject to confidentiality agreements or duties. Notwithstanding the foregoing, to the extent Fund Portfolio Information is similar to investments for other clients of Subadviser, Subadviser may disclose such investments without direct reference to the Fund. Investment Manager agrees that Subadviser may identify Investment Manager or the Fund by name in Subadviser’s current client list. Such list may be used with third parties.

(f)	Limited Power of Attorney. Investment Manager hereby appoints Subadviser as the Fund’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts, confirmations related to transactions and other documents on behalf of the Fund as Subadviser reasonably believes is required by brokers or dealers or other intermediaries, counterparties and other persons or entities in connection with its management of the Fund assets allocated for management by Subadviser under this Agreement. Subadviser shall provide Investment Manager with a reasonable opportunity to review (and comment thereon) any such agreements or contracts prior to execution thereof. Nothing in this Agreement shall be construed as imposing a duty on Subadviser, or its trustees, officers, employees nor shareholders, to act or assume responsibility for any matters in their respective capacity as attorney-in-fact for the Fund and, with respect to actions taken by Subadviser in the capacity as attorney-in-fact. Investment Manager, on behalf of itself and the Fund, hereby ratifies and confirms as good and effectual, at law or in equity, all that Subadviser and its trustees, officers, employees and shareholders may do in the capacity as attorney-in-fact, subject, in any case, to Section 8 of this Agreement relating to Liability and Indemnification. Any person, partnership, corporation or other legal entity or natural person dealing with Subadviser in its capacity as attorney-in-fact hereunder for the Fund is hereby expressly put on notice that Subadviser is acting solely in the capacity as an agent of the Fund and that any such person, partnership, corporation or other legal entity or natural person must look to the Fund for enforcement of any claim against the Fund or Subadviser. Subadviser has no personal liability for obligations of the Fund entered into by Subadviser pursuant to this Agreement in its capacity as attorney-in-fact. If requested by Subadviser, Investment Manager agrees to have the Fund execute and deliver to Subadviser a separate form of Limited Power of Attorney in form and substance reasonably acceptable to Subadviser and Investment Manager.

2.	Investment Manager’s Duties. Investment Manager shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review Subadviser’s performance of its duties under this Agreement. Investment Manager shall also retain direct portfolio management responsibility with respect to any assets of the Fund which are not allocated by it to the portfolio management of Subadviser as provided in Section 1(a) hereof or to any other subadviser. Investment Manager will, upon Subadviser’s request, periodically provide to Subadviser a list of the affiliates of Investment Manager or the Fund to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies that issue securities in which the Fund may not invest, together with ticker symbols for all such

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companies, and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by Subadviser. Neither Subadviser nor any of its directors, officers, partners, principals, employees or agents shall have responsibility whatsoever for, and shall incur no liability on account of (i) diversification, selection or establishment of such investment objectives, policies and restrictions of the Fund, (ii) advice on, or management of, any assets for the Fund other than the assets for which Investment Manager has delegated investment discretion to Subadviser, (iii) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (iv) registration of the Fund with any government or agency, (v) administration of the plans and trusts investing in the Fund, or (vi) overall Fund compliance with requirements of the 1940 Act and Subchapter M of the Code, relating to percentage limitations applicable to the Fund’s assets that would require knowledge of the Fund’s holdings other than the assets subject to this Agreement.

3.	Documents Provided to Subadviser. Investment Manager has delivered or will deliver to Subadviser current copies and supplements thereto of the Registration Statement, and will promptly deliver to it all future amendments and supplements regarding changes to Subadviser, its services to the Fund or investment policies and strategies, if any.

4.	Compensation of Subadviser. For the services provided and the expenses assumed pursuant to this Agreement, Investment Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be at the annual rate and calculated and paid as set forth in the attached Schedule A, which Schedule can be modified from time to time upon mutual agreement of the parties to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any.

5.	Expenses. Subadviser shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of Subadviser’s services under this Agreement. Subadviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for a Fund, custodian fees, interest, taxes and other Fund expenses.

6.	Representations of Subadviser. Subadviser represents and warrants as follows:

(a)	Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not an affiliated person of the Investment Manager or of the Fund within the meaning of Section 2(a)(3) of the 1940 Act (other than by virtue of serving as a Subadviser to the Fund); (iii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iv) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (v) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide copies of all current compliance policies and procedures to the Investment

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Manager and the Fund CCO, prompt notice of any material violations relating to the Fund to Investment Manager, and provide any material updates, supplements or amendments to such compliance policies and procedures to the Investment Manager and the Fund CCO; (vi) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vii) has the authority to enter into and perform the services contemplated by this Agreement; and (viii) will promptly notify Investment Manager (1) in the event that Subadviser becomes an affiliated person of the Investment Manager or of the Fund within the meaning of Section 2(a)(3) of the 1940 Act; (2) of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act, (3) if it believes that the Fund has ceased to qualify as a regulated investment company under Subchapter M of the Code and (4) of any material fact known to Subadviser respecting or relating to Subadviser that is not contained in the Registration Statement, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement relating to Subadviser contained therein that becomes untrue in any material respect.

(b)	Subadviser has provided Investment Manager and the Fund CCO with a copy of a document intended to address the disclosures specified in Form ADV Part 2A. Investment Manager acknowledges that, under Rule 204-3 under the Advisers Act, as amended, to the extent Subadviser’s only clients are registered investment companies, Subadviser is not required to file a Form ADV, Part 2A, with the SEC.

(c)	Subadviser will promptly notify Investment Manager (in advance, to the extent possible), of any expected changes in Subadviser’s controlling shareholder, in its key personnel who are the portfolio manager(s) responsible for the Fund as disclosed in the Registration Statement, or if there is otherwise an actual change in control of Subadviser.

(d)	The Subadviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and the implementing regulations promulgated thereunder, the Fund is required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Fund, the Subadviser agrees to use its commercially reasonable efforts to assist the Fund in complying with the Sarbanes-Oxley Act. The Subadviser agrees to inform the Fund of any material development related to the Subadviser Account that the Subadviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

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7.	Representations of Investment Manager. Investment Manager represents and warrants as follows:

(a)	Investment Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to the Subadviser; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Subadviser (1) of the occurrence of any event that would disqualify Investment Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, or (2) if it believes that the Fund has ceased to qualify as a regulated investment company under Subchapter M of the Code.

(b)	Investment Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser; provided that Investment Manager shall not be required to obtain Subadviser’s prior written consent to make factual statements regarding the fact that Subadviser serves as subadviser to the Fund, in responding to requests for information, in required disclosures or in responding to regulatory inquiries.

(c)	The Fund is and will continue to be the owner of all assets for which Investment Manager delegates investment discretion to Subadviser from time to time, and there are and will continue to be no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such assets.

(d)	Investment Manager is establishing and will be maintaining the Fund’s account with Subadviser solely for the purpose of investing the relevant assets and not with a view to obtaining information regarding portfolio holdings or investment decisions in order to effect securities transactions based upon such information or to provide such information to another party, and that Investment Manager and its employees, officers and directors shall not use account holdings information for any of the foregoing purposes.

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(e)	The Board and the Fund’s sole initial shareholder shall have approved the appointment of Subadviser pursuant to this Agreement prior to its effective date, as applicable.

8.	Liability and Indemnification.

(a)	Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser, any of its affiliates and any of the officers, partners, employees, consultants, or agents thereof shall not be liable for any losses, costs, expenses, damages, liabilities, or litigation (including reasonable attorneys’ fees and costs) incurred or suffered by the Fund, Investment Manager, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) ) (collectively, “Fund and Investment Manager Indemnitees”) as a result of any error of judgment or mistake of law by Subadviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Fund and Investment Manager Indemnitees against any and all losses, costs, expenses, damages, liabilities, or litigation (including reasonable attorneys’ fees and costs) arising out of or based on any willful misconduct, bad faith, reckless disregard, or negligence of Subadviser in the performance of any of its duties or obligations hereunder. It is further understood and agreed that Subadviser may rely upon information furnished to it by Investment Manager that it reasonably believes to be accurate and reliable. Neither Subadviser nor any Subadviser Indemnitees (as defined below) shall be liable for any loss or damage arising or resulting from the acts or omissions of the custodian of the Fund, any broker, financial institution or any other third party with or through whom Subadviser arranges or enters into a transaction in respect of the Fund. Investment Manager understands and acknowledges that Subadviser does not warrant that the portion of the assets of the Fund managed by Subadviser will achieve any particular rate of return or that its performance will match any benchmark index or other standard or objective.

(b)	Except as may otherwise be provided by the 1940 Act or any other federal securities law, Investment Manager, the Fund, any of their respective affiliates and any of their respective officers, partners, employees, consultants, or agents thereof, shall not be liable for any losses, costs, expenses, damages, liabilities, or litigation (including reasonable attorneys’ fees and costs) incurred or suffered by Subadviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Subadviser Indemnitees”) as a result of any error of judgment or mistake of law by Investment Manager with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Investment Manager for, and Investment Manager shall indemnify and hold harmless Subadviser Indemnitees against any and all losses, costs, expenses, damages, liabilities, or litigation

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(including reasonable attorneys’ fees) arising out of or based on any willful misconduct, bad faith, reckless disregard, or negligence of Investment Manager in the performance of any of its duties or obligations hereunder.

(c)	Certain federal and state laws that may apply to this Agreement may impose liabilities under certain circumstances on persons who act in good faith, and nothing herein shall in any way constitute a waiver or limitation of any rights which Subadviser or Investment Manager may have under any such applicable law.

(d)	When any trade error is discovered, the Subadviser will take all reasonable action to correct the error to the extent possible and as soon as reasonably practicable, and will notify Investment Manager and the Fund of any material trade errors. A trade error may also be caused by the broker or dealer executing a trade. If applicable, the Subadviser will request the broker or dealer who executed the trade erroneously to make the Subadviser Account whole. Trade errors made by the Subadviser to the detriment of the Subadviser Account, will be promptly reimbursed to the Fund by the Subadviser.

9.	Duration and Termination.

(a)	This Agreement will become effective for each Fund upon its approval by the Board and by a vote of the sole initial shareholder of each Fund, as applicable.

(b)	Unless sooner terminated as provided herein, this Agreement shall continue for two years from the date written above. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund; provided, however, that if the shareholders of a Fund fail to approve the Agreement as provided herein, Subadviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” will be construed in a manner consistent with the 1940 Act.

(c)	Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund upon at least 10 days’ but not more than 60 days’ written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by Investment Manager (i) upon at least 10 days’ but not more than 60 days’ written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately

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if, in the reasonable judgment of Investment Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Fund.

(d)	Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon at least 10 days’ but not more than 60 days’ written notice to Investment Manager; or (2) upon material breach by Investment Manager of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach.

(e)	This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.

(f)	In the event of termination of the Agreement, those Sections of the Agreement which govern conduct of the parties’ future interactions with respect to Subadviser having provided investment management services to the Fund(s) for the duration of the Agreement, including, but not limited to, Sections 1(a)(iv)(a), 1(c), 1(e), 1(f), 8(a), 8(b), 8(c), 15, 17, 18, 20 and 21 shall survive such termination of the Agreement.

10.	Subadviser’s Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of Subadviser or any of its partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser’s right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association or other entity. Subadviser acts as adviser to other clients and may, subject to compliance with its fiduciary obligations, give advice, and take action, with respect to any of those which may differ from the advice given, or the timing or nature of action taken, with respect to the Fund. Subject to its fiduciary obligation to the Fund, Subadviser shall have no obligation to purchase or sell for the Fund, or to recommend for purchase or sale by the Fund, any security which Subadviser, its principals, affiliates or employees may purchase or sell for themselves or for any other clients.

11.	References to Subadviser. Subadviser hereby grants to Investment Manager during the term of this Agreement, the right to use Subadviser’s name as required for public filings and marketing materials in accordance with the terms described herein and the right to display Subadviser’s logo on Investment Manager’s website. Investment Manager agrees to furnish to Subadviser at its principal office all Registration Statements, proxy statements, reports to shareholders, sales literature, screenshot images (with respect to the display of Subadviser’s logo on Investment Manager’s website) or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, that refer to Subadviser prior to the use thereof, and not to use such material if Subadviser reasonably objects in writing. Such materials may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery.

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12.	Notices. Any notice, statement, consent or approval required or permitted to be given in connection with this Agreement (“Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by post, by courier service or other personal method of delivery), or if transmitted by facsimile or other electronic means of communication:

In the case of Investment Manager:

Efficient Capital Management, LLC

4355 Weaver Parkway, Suite 200

Warrenville, IL 60555

Attention: Curt Bradshaw, President

Email: cbradshaw@efficient.com

With a copy to: compliance@efficient.com

In the case of Subadviser:

Head of North America Institutional

Columbia Threadneedle Investments

485 Lexington Avenue

New York, NY 10017

Email: francine.asselta@columbiathreadneedle.com

Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on any day that is not a Saturday, Sunday, or statutory holiday in the jurisdiction where the Notice is received (“Business Day”) prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day.

Any party may, from time to time, change its address by giving Notice to the other party in accordance with the provisions of this Section 12.

13.	Amendments. This Agreement may only be amended in writing by mutual consent of the parties hereto, subject to approval by the Board and the Fund’s shareholders to the extent required by the 1940 Act.

14.	Assignment. No assignment (as defined in the 1940 Act, as amended) of this Agreement shall be made by Investment Manager or Subadviser without the prior written consent of the Fund, and, if required by law, the Fund’s shareholders, and Investment Manager or Subadviser (as applicable). Subadviser may, however, at no additional cost or expense to the Investment Manager or the Fund, obtain information and assistance for the Fund, without the consent of Investment Manager. Such assistance may include the hiring of one or more entities, including affiliates, to provide back office, administrative or ancillary services to the Subadviser. Notwithstanding the foregoing, no assignment shall

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be deemed to result from any changes in the directors, officers, or employees of Investment Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

15.	Governing Law. This Agreement, and, in the event of termination of the Agreement, those Sections that survive such termination of the Agreement under Section 9(f), shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof, or (except to the extent required) any applicable provisions of the 1940 Act. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control. The Investment Manager and Subadviser hereby consent to the jurisdiction of a state or federal court situated in the Commonwealth of Massachusetts in connection with any dispute arising hereunder. Any action or dispute between the Investment Manager and the Subadviser arising out of this Agreement shall be brought exclusively in the state or federal courts of the Commonwealth of Massachusetts. The Investment Manager and Subadviser hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which either party may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.

16.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

17.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those Sections that survive such termination of the Agreement under Section 9(f), shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.	Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

19.	Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

20.	Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by

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this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

21.	No Third-Party Beneficiaries. For the avoidance of doubt, and without in any way implying that there are any other third-party beneficiaries to the Agreement or any other agreement with respect to the Fund or any of its series, no person other than the Investment Manager and the Subadviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement, and there are no other third-party beneficiaries of this Agreement, except as may otherwise be required by applicable law. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any other person (including without limitation any shareholder of any Fund) any direct, indirect, derivative, or other rights against the Investment Manager or Subadviser, or (ii) create or give rise to any duty or obligation on the part of the Investment Manager or Subadviser (including without limitation any fiduciary duty) to any person, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

22.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument, binding upon all parties to this Agreement, notwithstanding that all parties may not have executed the same counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC	Efficient Capital Management, LLC

By:		By:
	Signature		Signature
Name:		Name:
	Printed		Printed
Title:		Title

By:
Signature
Name:
Printed
Title:

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SUBADVISORY AGREEMENT

SCHEDULE A

Funds	Effective Date
Efficient Enhanced Multi-Asset Fund,	[_____________], 2024
a series of the Unified Series Trust

Compensation pursuant to Section 4 of Subadvisory Agreement shall be calculated in accordance with the following schedule:

Subadvisory fee equal to [_____]% ([____] basis points) per annum of the Current Net Assets (defined below) of the Subadviser Account.

The subadvisory fee shall be accrued daily and payable monthly as of the last business day of each month. In the case of termination of this Agreement with respect to the Fund during any calendar month, the subadvisory fee with respect to the Allocated Portion accrued through the date of termination shall be paid promptly following such termination.

For purposes of computing the amount of the subadvisory fee accrued for any day, “Current Net Assets” shall mean the average value of the daily net assets of the Subadviser Account as determined by the Investment Manager, as of the most recent preceding day for which the Fund’s net assets were computed. The method of determining average daily net assets of the Subadviser Account for purposes hereof shall be the same as the method of determining net asset value for purposes of establishing the offering and redemption price of shares of the Fund as described in the Registration Statement; for clarity, the parties acknowledge that Current Net Assets shall be calculated net of the Subadviser Account’s share of all Fund organizational, operating and administrative expenses.

Notwithstanding the foregoing, assets held in cash or invested in money market mutual funds will bear no account-level advisory fees pursuant to this schedule and will thus not be included in the calculation of the Current Net Assets for purposes of determining the subadvisory fee.

As soon as practicable after the end of each calendar month, the Subadviser will present a billing statement for the subadvisory fee (calculated as described above) to the Investment Manager for its review and confirmation, indicating the total amount of the fee for the month, and any other amounts payable during the period as may be provided for under this Agreement. As soon as reasonably practicable following receipt by the Investment Manager of its management fee from the Fund and the Investment Manager’s receipt of the billing statement from the Subadviser, the Investment Manager shall pay the Subadviser its sub-advisory fee for the month, generally within 30 calendar days of receipt of the billing statement.

[Signature page follows]

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Agreed and accepted:
Efficient Capital Management, LLC	Columbia Management Investment Advisers, LLC

Signature	Signature

Name	Name

Title	Title

Date	Date

Signature

Name

Title

Date

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